  Exhibit 99.1

Rekor Systems Completes Note Exchange

Major Debt Reduction Achieved

COLUMBIA, MD – July 16, 2020 - Rekor Systems, Inc. (NASDAQ:REKR) ("Rekor") (“the Company”), a Maryland-based company providing real-time roadway intelligence through AI-driven decisions, announced today that on July 15, 2020 it completed the final step to consummate the Note Exchange Agreement that was signed on June 30, 2020.

“We’ve benefitted greatly from the support of our noteholders. They have given us the resources to seize remarkable opportunities, overcome significant challenges, and position the Company for a period of outstanding performance,” said Robert Berman, CEO, Rekor. “Completion of this transaction reflects the extraordinary level of trust they have gained in our ability to grow rapidly despite the many challenges we face. The entire team here at Rekor is grateful for their continuing support.”

In March 2019, investors loaned Rekor $20,000,000 in exchange for senior secured promissory notes and warrants. A portion of the Notes was previously redeemed. In an agreement reached on June 30, 2020, noteholders agreed to a redemption of approximately 77% of the remaining principal balance of the Notes as of June 30, 2020. As contemplated by the Note Exchange Agreement, approximately $15.1 million in aggregate principal amount of the Notes, including accreted interest, plus call premiums and other fees payable pursuant to the terms of the Notes totaling $2.3 million, were redeemed in exchange for 4,349,497 shares of common stock at a rate of $4 per share.

Following completion of the transaction, only $4.5 million aggregate principal amount of the Notes remain outstanding, while shares of common stock outstanding increased to approximately 27.3 million shares. Concurrently with the execution of the Note Exchange Agreement, the remaining noteholders also agreed to extend the maturity of the $4.5 million remaining balance of the Notes until December 31, 2021 and to waive certain financial covenants. Detailed information concerning this transaction is contained in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on July 6th, 2020.

“The note exchange is major milestone for the Company as it immediately improves our cash flow and increases our financial flexibility.” said Eyal Hen, CFO, Rekor. “The transaction has transformed our balance sheet, increased shareholder’s equity and will result in a dramatic reduction in interest expense.”

To learn more about Rekor, please visit www.rekor.ai.

About Rekor Systems, Inc.

Rekor (Nasdaq: REKR) is a Maryland-based company providing real-time roadway intelligence through AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable faster, better informed decisions with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in more than 70 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: http://www.rekor.ai

Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including preliminary information regarding Rekor's gross revenues. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the SEC. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company’s products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media Contacts:
Emily Burdeshaw
REQ For Rekor Systems
rekor@req.co

Investor Contacts:
Charles Degliomini
Rekor Systems, Inc.
ir@rekor.ai